[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


Contact:     Thorsten Frauenpreiss
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-256


ROFIN-SINAR REPORTS RESULTS FOR THE FIRST QUARTER FISCAL 2006

Plymouth, MI / Hamburg, Germany, February 2, 2006 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its first quarter ended December 31, 2005.


FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)

                    Three months ended
                    12/31/05  12/31/04  % Change
                    --------  --------  ---------
Net sales           $ 95,421  $ 91,357   +   4 %
Net income          $ 11,357  $  8,518   +  33 %
                    --------  --------
Earnings per share
  Diluted basis     $   0.73  $   0.55


   The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for December 31, 2004, which was 15.5 million and did not include stock-based compensation expense under SFAS 123R. The quarter ended December 31, 2005 calculation is based on 15.5 million weighted-average shares outstanding and includes $0.7 million ($0.6 million net of tax) of stock compensation expense related to the implementation of SFAS 123R.



"We are very pleased with our first quarter results", commented Gunther Braun, CEO and President of RSTI. "They are a reflection of Rofin-Sinar's solid start to fiscal year 2006, which is marked by strong demand for our products from Asian countries. In particular, Taiwan and China contributed nicely to this year's first quarter results. With positive developments in our Micro and Marking businesses, we were able to compensate for the softness in our Macro business."





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FINANCIAL REVIEW

Net sales totaled $95.4 million for the first quarter ended December 31, 2005, a 4% increase over the comparable quarter of fiscal 2005. Gross profit totaled $40.8 million, or 43% of net sales, compared to $36.2 million, or 40% of net sales in the same period of fiscal year 2005. Net income amounted to $11.4 million, or 12% of net sales, compared to $8.5 million or 9% of net sales in the comparable quarter last fiscal year. Diluted earnings per share equaled $0.73 for the quarter based upon 15.5 million weighted-average common shares outstanding, compared to diluted earnings per share of $0.55 based upon 15.5 million weighted-average common shares outstanding for the same period last fiscal year. The first quarter was impacted by the first-time implementation of SFAS 123R, which resulted in $0.6 million net of income tax stock-based compensation expense.

The strengthening of the US-Dollar, mainly against the Euro, resulted in a decrease in net sales of $5.8 million in the first quarter.

SG&A with $16.9 million did not change, representing 18% of net sales. In addition, the amortization expense in the first quarter of fiscal 2006 decreased by $0.7 million over the comparable period last year to $0.9 million (1% of net sales) because a portion of the intangibles acquired with PRC and Lee Laser became fully amortized. Net R&D expenses were flat with $5.8 million and represent 6% of net sales.

Sales of lasers for marking and micro applications increased by 18% to $49.8 million and represent 52% of total revenues. Sales of laser products used for macro applications decreased by 7% to $45.6 million, accounting for the remaining 48% of total sales.

Net sales in North America increased by 1% to $28.7 million, which is a new quarterly record. In Europe/Asia, net sales increased by 6% to $66.7 million.

Order entry in the quarter was a $92.1 million and resulted in an order backlog of $73.0 million on December 31, 2005.


OUTLOOK

"Our goal for the remainder of 2006 is to stimulate demand for our Macro products, especially the CO2 laser product lines, and to drive products and markets for specific welding applications. Furthermore, we will focus on the Asian market to provide our customers leading-edge technology for various applications, with emphasis in the electronics industry," commented Gunther Braun.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 22,000 laser units installed worldwide and serves more than 3,000 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.




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A conference call is scheduled for 11:00 AM EST, today, Thursday, February 2,
2006. This call is also being broadcast live over the internet in listen-only mode. For live webcasting, go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Reema Parikh at 212-889-4350 or Mark Walter at +44(0) 207 936 0400)

(Tables to follow)





















































(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)


                                    Three Months     Twelve Months
                                       Ended             Ended
                                    (unaudited)        (audited)
                               ----------------------  ----------
                               12/31/05     12/31/04    9/30/05
                               ----------  ----------  ----------
Cutting/Welding                $  45,625   $  49,127   $ 189,241
Marking/Micro                     49,796      42,230     185,950
                               ----------  ----------  ----------
Net sales                         95,421      91,357     375,191
Cost of goods sold                54,588      55,185     222,189
                               ----------  ----------  ----------
    Gross profit                  40,833      36,172     153,002
Selling, general, and
    administrative expenses       16,910      16,859      66,171
Intangibles amortization             859       1,566       5,270
Research and development
    expenses                       5,757       5,784      22,565
                               ----------  ----------  ----------
    Income from operations        17,307      11,963      58,996
Other income                         644       1,208         128
                               ----------  ----------  ----------
    Income before income taxes
      and minority interest       17,951      13,171      59,124
Income tax expense                 6,441       4,589      20,595
                               ----------  ----------  ----------
    Income before minority
        interest                  11,510       8,582      38,529
Minority interest                    153          64         554
                               ----------  ----------  ----------
    Net income                  $ 11,357    $  8,518    $ 37,975
                               ==========  ==========  ==========
Net income per common share
  "diluted" basis *             $   0.73    $   0.55    $   2.44
  "basic" basis **              $   0.75    $   0.57    $   2.52



*The basic net income per common share calculation is based on the weighted-average shares outstanding for each period presented, which was 15.2 million and 15.0 million for the fiscal quarters ending December 31, 2005 and 2004, and 15.1 million for the 12 month period ending September 30, 2005.

**The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for December 31, 2004, which was 15.5 million and did not include stock-based compensation expense under SFAS 123R. The quarter ended December 31, 2005 calculation is based on 15.5 million weighted-average shares outstanding and includes $0.7 million ($0.6 million net of tax) of stock compensation expense related to the implementation of SFAS 123R.





(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

(dollars in thousands)
                                                       At            At
                                                    12/31/05       9/30/05
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short term investments                          $ 134,506      $ 119,277
  Trade accounts receivable, net                       70,609         77,523
  Inventories net                                     105,942        107,105
  Other current assets                                 13,330         12,610
                                                   -----------     ----------
    Total current assets                              324,387        316,515

  Net property and equipment                           33,625         34,221
  Other non-current assets                             76,392         77,902
                                                   -----------     ----------
    Total non-current assets                          110,017        112,123
                                                   -----------     ----------
    Total assets                                    $ 434,404      $ 428,638
                                                   ===========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                   $  16,922      $  20,152
  Accounts payable, trade                              13,508         14,702
  Other current liabilities                            61,681         59,658
                                                   -----------     ----------
    Total current liabilities                          92,111         94,512

  Long-term debt                                       20,227         20,850
  Other non-current liabilities                        19,126         19,110
                                                   -----------     ----------
    Total liabilities                                 131,464        134,472
    Net stockholders' equity                          302,940        294,166
                                                   -----------     ----------
    Total liabilities and stockholders' equity      $ 434,404      $ 428,638
                                                   ===========     ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as to stimulate the demand for our Macro products, especially the CO2 Slab-laser product line, concentrate on specific welding applications and furthermore concentrate on the Asian expansion providing leading-edge technology is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.